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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                               NEWS RELEASE
--------------------------------------------------------------------------------

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465



            TB WOOD'S REPORTS RESULTS FOR THE SECOND QUARTER OF 2004

CHAMBERSBURG, PA, (JULY 28, 2004) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that revenues for the second quarter ended July 2, 2004, were $25.5 million, a 1.4% increase over the same quarter in 2003. Net income was $95 thousand, or $0.02 per share, for the second quarter 2004, versus net income of $349 thousand, or $0.07 per share, for the second quarter of 2003. For the year to date, revenues were $51.5 million, an 8.1% increase over the first six months of 2003. Net income for the first six months of 2004 was $229 thousand, or $0.04 per share, compared to $563 thousand, or $0.11 per share for the first six months of 2003.

William T. Fejes, Jr., President and CEO, stated, "We continue to see sales improvement with the second quarter providing the third consecutive quarter of year-over-year growth. Sales for the first half of 2004 were up over 8% year-over-year with double digit growth in our mechanical business. Growth in our earnings is lagging due to unfavorable material costs, especially in scrap metal, and the cost of consolidating our Trenton operation into other existing facilities. Price increases to recover the material costs increases were implemented midway through the quarter and began to have a favorable impact in June. The Trenton consolidation will continue to have an unfavorable impact in the second half but positions us for strong earnings improvement beginning late in the year. Overall the company is well positioned to take advantage of the improved economic conditions in the industrial sector and continue to improve its financial performance."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production and sales facilities in the United States, Canada, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.


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                     TB Wood's Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                           Second Quarter Ended               Six Months Ended
                                                       -------------------------------------------------------------
                                                             July 2,       June 27,       July 2,        June 27,
(in thousands of dollars, except per share amounts)           2004           2003          2004            2003
--------------------------------------------------------------------------------------------------------------------
Net Sales                                                    $25,459       $25,103        $51,540          $47,657
Cost of Sales                                                 17,211        17,081         35,778           32,704
                                                       -------------------------------------------------------------

Gross profit                                                   8,248         8,022         15,762           14,953

Selling, general and administrative expense                    7,600         7,366         14,390           13,503
                                                       -------------------------------------------------------------

Operating income                                                 648           656          1,372            1,450
                                                       -------------------------------------------------------------

Other (income) expense:
    Interest expense and other finance charges                   378           231            747              448
    Other (income) expense, net                                   --          (158)            --             (170)
                                                       -------------------------------------------------------------
    Other expense, net                                           378            73            747              278
                                                       -------------------------------------------------------------

Income before provision for income taxes                         270           583            625            1,172

Provision for income taxes                                       175           234            396              609
                                                       -------------------------------------------------------------

Net income                                                     $  95         $ 349          $ 229            $ 563
                                                       =============================================================

PER SHARE AMOUNTS - BASIC AND DILUTED:

   Basic net income per common share                           $0.02          $0.7          $0.04            $0.11
                                                       =============================================================

   Diluted net income per common share                         $0.02          $0.7          $0.04            $0.11
                                                       =============================================================

   Basic weighted average shares of common stock
      and equivalents outstanding                              5,161         5,176          5,161            5,176
                                                       =============================================================

   Diluted weighted average shares of common
      and equivalents outstanding                              5,165         5,176          5,165            5,176
                                                       =============================================================